HOUSTON AMERICAN ENERGY ANNOUNCES CLOSING OF ACQUSITION OF INTEREST IN PERMIAN BASIN ASSETS

Houston, Texas – February 9, 2017 – Houston American Energy Corp. (NYSE MKT: HUSA) today announced that it has completed the acquisition of a 25% working interest in two lease blocks covering 717.25 acres in Reeves County, Texas.

The interest was acquired from Founders Oil & Gas III, LLC for a purchase price of $5,500 per net mineral acre, or a total of $986,000. Additional adjacent acreage is expected to be acquired in the coming weeks by Founders, with Houston American acquiring an interest in the same, to bring the total acreage position to approximately 800 gross acres. Founders will serve as operator of the acreage with drilling of an initial well expected to commence by July 1, 2017 targeting potential resources in the Delaware Basin (which is a sub-basin of the Permian Basin) located in west Texas.

John P. Boylan, CEO and President of Houston American stated, “We are very excited to have consummated this acquisition and look forward to commencing drilling and to the prospect of developing a long-term relationship with Founders. Since our agreement to acquire this position, our further evaluation of the acreage, together with recent announcements of multi-billion dollar acquisitions in, and entries into, the Permian Basin by a number of world-class operators, has bolstered our belief in the potential of these properties.”

About Houston American Energy Corp

Based in Houston, Texas, Houston American Energy Corp. is a publicly-traded independent energy company with interests in oil and natural gas wells, minerals and prospects. The Company’s business strategy includes a property mix of producing and non-producing assets with a focus on Texas, Louisiana and Colombia.

Forward-Looking Statements

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate, including statements regarding the timing of commencement of drilling operations, the timing, amount and ability to acquire additional acreage and the ultimate results of drilling operations. Those statements, and Houston American Energy Corp., are subject to a number of risks, including the potential inability to secure financing to fund Houston American’s share of drilling costs, timing of drilling operations and ultimate drilling results, potential changes in price based on operations and fluctuations in energy prices, changes in market conditions, effects of government regulation and other factors. These and other risks are described in the company’s documents and reports that are available from the company and the United States Securities and Exchange Commission.

For additional information, view the company’s website at www.houstonamericanenergy.com or contact the Houston American Energy Corp. at (713) 222-6966.